Exhibit 99.1 The First Years Inc. Corporate Headquarters One Kiddie Drive Avon, MA 02322-1711 Tel: 508-588-1220 Fax: 508-583-9067 www.thefirstyears.com

Contact: John Beals
Senior Vice President, Finance and Treasurer
(508) 588-1220

THE FIRST YEARS REPORTS SECOND QUARTER SALES AND NET INCOME
—Company Updates Full Year Guidance—

AVON, Massachusetts, July 25, 2003 – The First Years Inc. (Nasdaq:KIDD), a leading marketer of parenting products for infants and toddlers, today reported sales and net income for the quarter ended June 30, 2003. Net sales for the quarter were $33,944,876 versus $34,766,239 for the second quarter of 2002. Net income for the quarter was $2,042,815 compared with $2,188,033 in the previous year. Fully diluted per share earnings were $0.24 for the second quarter compared with $0.26 a year ago based on diluted weighted average shares outstanding of 8,432,462 and 8,397,766, respectively.

Net sales for the first six months of 2003 were $67,831,580 versus $68,077,079 for the first six months of the prior year. Net income for the six month period was $4,334,773 compared with $4,336,813 in the prior year period. Fully diluted earnings per share were $0.52 for the first six months of both 2003 and 2002 based on diluted weighted average shares outstanding of 8,374,815 and 8,419,598, respectively. A gross profit margin improvement in the first six months was offset by an increase in selling, general, and administration expenses largely attributable to increased product development costs, higher insurance premiums, and expenses related to proxy matters.

“In spite of the less than satisfactory financial performance in the first half, we are encouraged by the fact that, in a weak economy, our sales through the register at our top three accounts amongst others show double-digit increases over last year,” commented Ronald J. Sidman, President and Chief Executive Officer of The First Years. “This confirms to us that our basic strategy of launching new product programs that leverage our parenting and child expertise is working. However, this positive result has not yet been reflected in our top line due to a number of factors including retailer inventory reductions, shipment timing, and significant declines at some domestic mid-tier accounts.

THE FIRST YEARS REPORTS SECOND QUARTER RESULTS
Page Two

Based on first half results and the uncertainties surrounding both the economy and future retailer inventory policies, we are revising our guidance downward for the year to about the same sales as last year with a mid single digit earnings increase.

“For The First Years® branded products, sales declined 2% during the second quarter for the reasons noted above. However, we are pleased with the trade and consumer response to our new feeding and health and wellness programs, which exemplify The First Years’ expertise and commitment to developing superior parenting products,” continued Mr. Sidman. The First Years’ Comfort Care line was recently recognized with an Industrial Design Excellence Award (Businessweek, July 7, 2003). “We are building on our foundation of award-winning products, as well as continuing to develop new programs in areas like play, sleep, and breastfeeding. These programs and others received a strong response from the trade at the Juvenile Products Manufacturers Show in May.

“While sales of licensed and specialty products decreased by 2% for the quarter, they are up 6% for the year. The Company continues to experience success with its new versions of licensed products in major retail accounts. For the full year, we expect that while licensed sales will be up, total sales in this category will be down since a major specialty program with a large retailer in 2002 was discontinued.

“In the international market, The First Years posted a 15% sales increase for both the second quarter and year-to-date, driven by strong performance in the Canadian market and growth in European sales. We expect these trends to continue resulting in sales growth in these markets for the year.

“Operationally, we believe we will be able to deliver a profit increase for the year in spite of flat sales primarily through cost containment and gross profit margin improvement,” concluded Mr. Sidman.

Based on current expectations that include the continuation of current business trends, the Company anticipates sales for the full year to be at about the same level as the prior year and net income to increase in the mid-single digit range. The Company’s previously issued guidance called for a mid-single digit increase in net sales and a low-double digit increase in net income.

About The First Years

The First Years Inc. is a leading international marketer of feeding, soothing, play and care products for infants and toddlers. The Company’s distinctive brands include: “The First Years,” licenses from the Walt Disney Company and “Sesame Street®,” licensed from the Sesame Workshop.®

Included in this release are certain “forward-looking” statements, involving risks and uncertainties, which are covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s financial performance. Such statements are based on management’s current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors, which include, but are not limited to, sales of The First Years® brand, trends in sales of The First Years brand and licensed products, continued success of new Disney character refreshed graphics, continued maintenance of favorable license arrangements, success of market research identifying new product opportunities, successful introduction of new products, continued product innovation, the success of new enhancements to the Company’s brand image, growth in domestic and international sales, ability to attract and retain key personnel, sales and earnings results, and general economic conditions affecting consumer spending, including uncertainties relating to global political conditions, such as terrorism and the conflict with Iraq. Information with respect to important factors that should be considered is contained in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.

- Tables to Follow -

THE FIRST YEARS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30,	December 31,
	2003	2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,351,922	$21,989,782
Accounts receivable, net	24,055,634	21,995,564
Inventories	17,940,900	16,171,842
Prepaid expenses and other assets	903,130	1,631,942
Deferred tax assets	2,315,359	2,196,400

Total current assets	62,566,945	63,985,530

PROPERTY, PLANT, AND EQUIPMENT, NET	11,249,287	11,766,370

TOTAL ASSETS	$73,816,232	$75,751,900

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$10,488,095	$15,259,792
Accrued royalty expenses	1,271,763	1,361,836
Accrued selling expenses	1,912,199	3,251,482

Total current liabilities	13,672,057	19,873,110

DEFERRED TAX LIABILITY	1,277,573	1,262,200

STOCKHOLDERS’ EQUITY	58,866,602	54,616,590

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$73,816,232	$75,751,900

THE FIRST YEARS INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,

	2003	2002	2003	2002

Net Sales	$33,944,876	$34,766,239	$67,831,580	$68,077,079
Cost of Sales	21,844,748	22,395,526	43,517,698	44,077,657

Gross Profit	12,100,128	12,370,713	24,313,882	23,999,422
Selling, General, and Administrative Expenses	8,977,173	8,680,585	17,359,010	16,690,441

Operating Income	3,122,955	3,690,128	6,954,872	7,308,981
Interest Income	40,860	18,305	93,601	41,532

Income before Income Taxes	3,163,815	3,708,433	7,048,473	7,350,513
Provision for Income Taxes	1,121,000	1,520,400	2,713,700	3,013,700

Net Income	$2,042,815	$2,188,033	$4,334,773	$4,336,813

Basic Earnings Per Share	$0.25	$0.27	$0.53	$0.53

Basic Weighted Average Number of Shares Outstanding	8,242,217	8,198,118	8,230,856	8,187,866

Diluted Earnings Per Share	$0.24	$0.26	$0.52	$0.52

Diluted Weighted Average Number of Shares Outstanding	8,432,462	8,397,766	8,374,815	8,419,598